Composite Technology Corporation
First Quarter Fiscal 2008 Earnings
February 11, 2008

Benton Wilcoxon:  … for the quarter ending December 31, 2007. Also joining me in our call today is D.J. Carney, our Chief Financial Officer. Our agenda for today's call will begin with a Safe Harbor statement, then a brief summary of our financial results for the quarter, then I will provide some color about the quarter and discuss our near and mid-term objectives and opportunities as well as the status of our wind turbine sales. Our CFO will then take questions on our financials and I will take questions on other aspects of the company.

Briefly, this conference call may contain forward-looking statements as defined in the Securities Reform Act of 1995. The Safe Harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation. However, actual events or results may differ from the company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including but not limited to competition with larger companies, development of and demand for new technology, risk associated with a start-up company, the ability of the company to convert quotations and framework agreements into firm orders, our customers' fulfillment of payment obligations under respective supply agreements, our ability to deliver reliable turbines on a timely basis, general economic conditions, the availability of funds for capital expenditure by customers, availability of timely financing, cash flows, securing sufficient quantities of essential raw materials, timely delivery by suppliers, the ability to produce turbines and acquire their components, ability to maintain quality control, collection related and currency risk from international transactions, and the successful outcome of joint venture negotiations or the company's ability to manage growth. Other risk factors are found in the -- that may affect the actual results achieved by the company including those that are found in the company's annual report filed with the SEC on Form 10-K for the fiscal year ended September 30, 2007 and subsequent quarterly reports on Form 10-Q and subsequent current reports filed on Form 8-K that will be included with or prior to the filing of the company's next quarterly or annual report.

Now, beginning with the P&L results. Revenues for the quarter were 11 million for our CTC cable business representing over 1,100 kilometers of ACCC conductor products and 7.2 million for our DeWind business including product revenues of 6.6 million from two D8 and two D4 wind turbines. Additionally we elected to defer approximately 3.3 million of wind revenues related to our first D8.2 commercial unit that was installed at 4,200 meters elevation in Argentina in the December quarter but not commissioned until January. The December quarter's combined revenues of 18.2 million represents our highest quarterly revenue total and is in excess of the guidance provided that was between 14 and 16 million. Our net loss decreased to 7.4 million from 18.2 million in the September 2007 quarter, which was due primarily to the combined benefit of the 6.3 million in gross profit -- I mean, gross margin improvement and 0.5 million in operating expense improvements as well as 4.2 million in decreased interest and other expenses.

Our gross margins improved to 2.6 million or 14.5% of revenues from a negative 3.7 million in the September quarter. Margins improved in both of our business divisions. CTC Cable gross margins increased to 4.2 million or 38% of revenues from 1.3 million or 30% of revenues in the September 2007 quarter, which was a result of revenue increases and increases in higher margin, ACCC core revenues in the December quarter as compared to past periods. In past quarters a significant portion of our revenues were from finished ACCC conductor. In the December quarter the revenue mix from our Chinese distributor that became a licensed strander and started to purchase more of ACCC core which then provides us with a higher margin.

DeWind margins increased to a negative 1.5 million as compared to negative point - I mean 5 million in the September quarter. Product margins improved to a negative 200,000 from a negative 1.3 million in the September quarter and service margins improved to negative 1.3 million from a negative 5 million in the September quarter. The product margins are due to acquisition accounting and are not reflective of expected future margins of our existing turbine backlog. The December 2007 quarter turbine revenues are all related to turbines acquired with the EU acquisition and are required to be costed at or near their sales prices.

As for service margins, substantially all of the cost related to the negative service margins are due to service accruals identified in the September quarter and which resulted in additional expense accruals in the December quarter. We do not expect this service issue to reoccur. Operating expenses decreased by 500,000 from 9.2 million in the September 2007 quarter to 8.7 million in the December 2007 quarter, and which represent lower stock compensation charges as compared to the September quarter and one-time charges incurred in September relating to stranding certification by our Chinese distributors stranding licensee. These cost savings were offset by an increase of 700,000 for DeWind expenses from September to December, which were the result of testing and certification cost related to our D8.2 60 hertz turbine prototype that was installed at the Sweetwater, Texas test site in January.

Finally, interest and other expenses decreased from the September 2007 quarter to the December quarter from 5.4 million to 1.2 million. The decrease is due to non-reoccurring expenses recorded in September including non-cash interest related to debt conversions, goodwill impairment related to goodwill allocated to the acquired service division of EU Energy, and a litigation accrual in the FKI matter.

Now turning to the balance sheet and cash flows. We ended the quarter with a total cash of approximately 12 million, a decrease of 11 million from September and reflective of our investment in turbine inventory parts. Accounts receivable balances increased to 10.6 million and inventory balances increased to 35.3 million due primarily to the purchase of turbine parts for the D8.2 turbine. Our debt position decreased from 12.8 million at the end of the September quarter to 10.5 million due to conversions to stop during the December quarter.

To recap, our financial results are reflective of our management's focus during fiscal 2007 that continue through the December quarter which consisted of substantial order growth in our cable business and positioning of our turbine business. Our cable business had operating income of 2.2 million on revenues of 11 million due to margin improvement and cost containment. Our DeWind business had revenues of 6.6 million in turbine and turbine part sales due to liquidation of acquired inventory, which helped fund our efforts to position our turbine business for commercialization of our D8.2 turbine and helped facilitate the signing of our $90 million order into a customer in the Czech Republic, which we announced in January.

Now I will turn to a general discussion on the business of the quarter and discuss near and midterm objectives and opportunities as well as the status of our wind turbine sales. In our December fiscal year end call we discussed the significant progress made towards goals of revenue growth and profitability. As you can see from our financial results, the December quarter illustrates progress towards greater adoption of our ACCC conductor products as well as progress with our DeWind turbine business that is culminated in January with a significant repeat order for 40 D8 turbines from a customer in the Czech Republic.

Reflecting first on the DeWind business, some of the key events include the recent completion of a status report from the first prototype D8.2 that has been operating for approximately one year in Cuxhaven, Germany. As of the end of January, 2008 the turbine has run over 3,000 hours and produced three gigawatt hours of energy. The turbine has demonstrated that it is stable in all conditions and can handle large gusts. Its certified power performance measurements are currently underway and indicate that the predicted power curve is being met or exceeded in the key areas for energy production. This certification process was expected to take several months. No significant technical issues have occurred to stop the turbine running. The wind drive was examined and no significant wear patterns or damage was found. The synchronization is fully automatic and achieves a very smooth cut-in. These are all technical criteria which are important for our sales of the D8.2 turbine.

During the December quarter we assembled, shipped, and installed the first commercial D8.2, sold to Seawind for Barrick at their Veladero mining operation in Argentina. Commissioning has just been completed at the rather historic site as we believe it is the highest two megawatt wind turbine in the world installed at 13,779 feet of elevation, which should provide both of our companies with valuable operating information to determine the feasibility of other potential high altitude installations. During the December quarter we performed the final assembly at TECO-Westinghouse of the first 60 hertz D8.2 turbine that was then delivered to the National Renewable Energy Laboratory for testing at their facility. At the same time the site at Sweetwater, Texas was being prepared and foundation laid for installation of the turbine after the tests were completed. In January the 60 hertz prototype was then erected at Sweetwater, Texas. Final hookup to the grid and commissioning is not expected until around February the 19th due to delays of delivery of some switching equipment necessary to tie in to the local transmission grid.

Meanwhile we have received a favorable draft report from the National Renewable Energy Lab covering the successful testing of the 60 hertz D8.2 turbine. The report is in the final editing process. Some time after commissioning DeWind plans to hold an open house and press conference at the Sweetwater site. The date will be set shortly and will be announced. Assembly of additional D8.2 turbines has begun at TECO-Westinghouse and an open house at the assembly operations has been set for April of this year. D8.2 turbines are planned to be ready for delivery by the end of March. We're still on schedule for planned delivery of 10 D8 turbines for Seawind in Chile in mid-year. We are still anticipating completion of contracts based on a turn sheet and deposit that has been made by a Brazilian company. Meanwhile we are negotiating turn sheets for D8.2 turbines for both 2008 and 2009 deliveries with several US customers which we anticipate finalizing as soon as possible.

Delays in the D8.2 turbine motors are primarily due to potential customers' desire to gain confidence in the performance of the D8.2 turbine. They want to see the new 60 hertz version in operation and to read the National Renewable Energy Laboratory report as well as see the design certification statement from DEWI-offshore certification center, which should be forthcoming by the end of this month. The one-year status report form from the Cuxhaven site is also important. Additionally, potential customers have had difficulty in securing bank financing for the D8.2 turbines since bankers sometimes think of it as a new turbine, even though it is actually an improvement in a well proven turbine, our D8 design, which has been in operation since 2002. We are working every day to provide more data on the performance of our turbine to help our potential customers gain confidence that they seek.

There is also concern about the strength of our balance sheet and our ability to deal with warranties in the event that there is a serial defect. We are not seriously concerned about the serial defect issue since the D8.2 is essentially our proven D8 with no serial design defects and even its predecessor the D6 did not have any serial design defects. And with the addition of the novel wind drive from Voit, we are not so concerned because in that issue we rely on Voit, which is an old, well established, very substantial German company with over 2 billion in sales. And they supply the component sub-warranty on the wind drive, which is based on their proven Voricon (sp?) technology that has a history of 39 year mean time between failure. Therefore we are in the process of educating our customers and the bankers on this issue as well as continuing to pursue other options such as obtaining warranty insurance that would cover all aspects of our warranties plus serial defects. We have been promised policy wording with premium costs from two insurers, one of which is very familiar with our D8 turbines in Germany. During the December quarter an insurer agreed to provide insurance for owners of wind farms that would use our D8.2 turbine, so that is issued is covered. However, there is still concern about a serial defect issue with our -- should that come up, at our balance sheet, which is why we are still seeking additional insurance. We continue to make progress on our plans to offer a larger router in 2009 for the D8.2 turbine as well as a cold weather package for the D8.2 so it can be offered to customers in extreme cold conditions found in many places in the north of the US and in Canada.

Now reflecting on the cable business. During the December quarter Jiangsu New Far East installed trapezoidal stranding equipment and began trials in some initial stranding of ACCC conductor from ACCC core supplied by CTC Cable. During January our team at CTC cable engineers and inspectors visited their new facility in Jiangsu province and returned with a favorable report. During the current quarter our agreement calls for them to increase their minimum purchases by 150% of last year's minimum purchases to 900 kilometers per quarter. During the visit our team was told that they believe there is an outstanding market for ACCC in China and it may be possible to expand our sales goals. We therefore believe that they will continue to be an excellent customer and that we will have additional orders announced during the quarter.

On the international front our team has been busy pursuing ACCC conductor into new geographic markets. We are finalizing a significant eastern European order that will be announced as soon as all of the LC payment details have been completed and the accelerated delivery schedule has been confirmed with the stranding company. We believe that this is another illustration of the value of our ACCC conductor and the effectiveness of our team's new message to various new markets. We're in detailed negotiations and technical specifications as well as pricing for specific lines in the Middle East, the UK, Indonesia, Chile, Brazil, and Mexico. We're confident that we will soon have orders for at least one project in each area which will be the first phase in the development of these excellent markets. We're working with customers for a long term deployment schedule of ACCC conductor over several projects in multiple regions.

In the US we have begun meetings with higher level executives of targeted utilities to which will bring the new message of ACCC conductors being the most energy efficient conductor. We have received requests from two major engineering companies for quotation on a large US project that has ACCC conductor specified by a major US utility company. Our new team is refining the message through its presentations and we believe that we will expand our US sales efforts significantly this year.

As far as guidance for this present quarter we are declining specific guidance for revenue in the present quarter that ends March 31, 2008 due to uncertainties on unbooked orders and delivery dates. Until we have a broader customer base our revenue timing will be impacted by customer mandated delivery dates which we have to in most cases interface with others of our suppliers or our contracted stranders in the case of the ACCC cable. In the CTC cable business we point out that we have a backlog of 8.2 million for confirmed ACCC core orders with deliveries expected through April 2008, and we have another substantial order, which is not included in our backlog figure that is pending acceptance, and if accepted may be deliverable in either the March or June 2008 quarters. We also have the agreement from Jiangsu New Far East to purchase an additional 500 kilometers on their quarterly minimum of 900 kilometers, which depending on the size or ACCC core or ACCC conductor purchase would be approximately $3 -- 3 to 9 million. These uncertainties prevent us from providing any accurate guidance of CTC cable revenues for the March 2008 quarter.

In the DeWind business we point out that we have 140 million in backorder for delivery in 2008 and 2009, including approximately 50 million expected to be delivered by the end of our fiscal year. We maintain that it is still too early to provide guidance as to when we will complete sales of the D8.2 turbines that we are planning to produce in 2008. Our turbine assembly line at TECO-Westinghouse is still targeting a minimum of 75 turbines for 2008 which includes both D8 and D8.2 models.

I will now open up the line for questions.

Operator: Thank you, sir. Ladies and gentlemen, at this time we will begin the question-and-answer session. If you have a question please press the star followed by the 1 on your touch tone phone. If you'd like to decline from the polling process, please press the star followed by the 2. You'll hear a three-tone prompt acknowledging your selection. The questions will be polled in the order they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment please for our first question. Our first question is from the line of Corey Tobin with William Blair and Company. Please, go ahead.

Corey Tobin: Hi. Good afternoon. A couple of quick things if I may, please. The 3.2 million -- Benton, did I hear you correctly? Did you say it was 3.2 million that was basically delivered but not recognized because of commissioning in January as opposed to December? Is that correct?

D.J. Carney: This is D.J. Yes, Corey. That's correct. It was for D8 -- the D8.2 turbine is at Argentina at elevation and some additional work that was performed on that turbine.

Corey Tobin: Got it, okay. And so we'll expect that to come through I'm assuming this quarter, the March quarter?

D.J. Carney:  That's our expectation as well.

Corey Tobin: Okay, great. And we -- through the -- on the gross margin side for the DeWind business, are we through at this point with the zero gross margin product that’s sort of in the backlog or is there still more to come?

D.J. Carney:  It's substantially complete. I mean, anything less would be -- it's primarily parts at this stage. So it would -- for all intents and purposes and for what your purposes are, Corey, it would be -- it's substantially complete at the December quarter.

Corey Tobin: So where should we think about gross margin to your heading as we look ahead? What's a good target level to think about next quarter with respect to gross margins for the DeWind business?

D.J. Carney:  Well, you know, that's sort of the $64,000 question here. We really haven't given any guidance on margins and as Benton mentioned, we haven't really given guidance here on turbine revenues or cable revenues for the March quarter. Something to keep in mind that we did put into the 10Q is that our Czech order for 90 million, we expect with the price increases we've seen the average sales price of those if you were to do an apples-to-apples comparison for a turbine with towers is about $2.7 million for two megawatt turbine. So $1.35 million per megawatt. And that's about a 30% increase from where we were at this point about a year ago.

Corey Tobin: Got it.

D.J. Carney:  And again, I mean, it's -- the margin question is a combination obviously of revenues and cost and so it's a bit of a moving target on both sides of the equation.

Marv Sepe: And exchange rates.

D.J. Carney:  And exchange rates to the extent we need to be mitigated by that.

Corey Tobin: Okay, okay, great. And then one last thing on guidance. I guess -- I understand you don't want to guide to revenue and whatnot, but what should we think about in terms of cash? I mean, about 11 million or so today. What should we think about in terms of cash burn here in the near future?

D.J. Carney:  What we're, you know, the cash consumption as you -- we've said in the call is primarily circling around the turbine parts. We had about 2.2 million in operating income out of the cable business. If you exclude the -- from the non-cash charges, it's about $2.5 million of profit. So that business is generating cash which is helping in other areas. On the turbine business, really our issue is sourcing parts, and maintain the viability of our supply chain. Now, we are chasing some large orders as Benton mentioned. Those large orders all come with sizeable cash deposits. The $90 million Czech order comes with bank guarantees which we're in the midst of converting into letters of credit for the timing of those payments. We're expecting to get about 12.6 million euros by the end of June on those orders, which we -- those plus we'll get other bank guarantees and LCs at the end of March. We're anticipating using those bank guarantees and LCs to help to our cash position.

Corey Tobin: Okay, great. Thank you.

Operator: Thank you. Our next question comes from the line of Dan Stolper with Wachovia Securities. Please go ahead.

Herb Bookbinder: This is Herb Bookbinder for Dan. Just looking at other ways to improve this weak balance sheet, because it's -- it does affect your ability to get orders. I think you touched on a few things, but anything else that you're going to try to do to improve the balance sheet certainly in the short run. And I do have a question about your audit and compensation committees have just one or two people on those committees, which obviously doesn't look too good from a Sarbanes-Oxley standpoint and compliance standpoint. Can you talk about beefing up those committees?

Benton Wilcoxon:  Well, in terms of beefing up the committees, the board has four members on it right now, of which there's only two independent board members, half of it. So right at the moment those are the two that are on the committee.

Herb Bookbinder: Do you have plans to try to increase that I guess is what I'm getting to, increase the number of board people and committee members.

Benton Wilcoxon:  We do have plans to bring another independent board member on, and we've been interviewing candidates.

Herb Bookbinder: Okay. All right, as far as some other things to strengthen this balance sheet to help you get more, certainly more DeWind orders.

Benton Wilcoxon:  The keys on the balance sheet we've been looking at is some ways to ensure the risk of a serial defect, so that in that way we would basically be using the balance sheet of a larger entity. So that is one way to do it. Short of that, there really, other than raising additional capital I'm not clear on any good ways to do it. In some cases perhaps getting involved with a larger wind farms developer on a farm project is another particular way that they would maybe not be as concerned about that issue. Typically when they pool together large amounts of turbines they generally see their risk as less.

Herb Bookbinder: What about the prospects of bringing in an outside investor with additional capital?

Benton Wilcoxon:  Well, it's one thing that obviously most of the current shareholders are not interested in us performing a major financing. If we could figure out a way to go ahead and complete these sales. And we do have some interest now from some of these parties that don't seem to be as concerned about it. So we're following up on those and then we could see if we needed more capital because we have larger orders. But we have been looking at potential ventures with other companies that have capital that are interested in this space.

Herb Bookbinder: Okay, one last thing. Do you have more than one supplier for the carbon fiber or is it just one?

Benton Wilcoxon:  We have more than one.

Herb Bookbinder: Okay. You're not using Zoltek at all. Is that correct?

Benton Wilcoxon:  We use Zoltek for the blades, the carbon spar.

Herb Bookbinder: Right.

Benton Wilcoxon:  In our blades but not for the carbon in the cable.

Herb Bookbinder: Okay. But Zoltek is not your sole source for the blades, then.

Benton Wilcoxon:  No.

Herb Bookbinder: Okay. Okay, thanks a lot.

Operator: Thank you. Our next question comes from the line of Jesse Herrick with MSC. Please go ahead.

Jesse Herrick: Hey, how's it going, guys?

Benton Wilcoxon:  It's pretty good.

D.J. Carney:  Hi, Jesse.

Jesse Herrick: Just a couple questions. It seems like everybody has pretty much touched on some of the points I wanted to look at. As far as the service margins, just kind of wondering what -- Benton, you did mention that those, you don't really expect those to be so negative going forward. I'm wondering sort of what measures are being taken to mitigate that issue?

D.J. Carney:  Jesse, what we did is we had an issue with a couple of turbines over in Germany, the legacy ones. They're under these long term warranties and so a couple of these had some parts that we needed to replace. And those parts were in relatively short supply and we made a strategic decision for the quarter, for the December quarter, to put those parts in the two D8s that we shipped to our Czech customer. And instead of fixing these parts under warranty we thought it was a better decision to get those D8s installed and in the field so that we could turn that into a $90 million order for the same Czech customer that we announced a couple weeks ago. So what we -- we did -- we did that knowing that we would incur some additional availability charges with that and so we made that strategic decision at the management level.

Jesse Herrick: Got you.

D.J. Carney:  So once those turbines are fixed and I'd have to defer just to -- I'd have to call my Germans and find out the exact schedules on when those are. But once those are fixed that problems goes away.

Jesse Herrick: Okay, great. And where do you expect those to come in going forward if you can give any sort of feel for that?

D.J. Carney:  I'm not sure I understand your question, Jesse.

Jesse Herrick: Just sort of a steady state on the gross margins for that portion of the business?

D.J. Carney:  For the service business?

Jesse Herrick: Yes.

D.J. Carney:  I mean, that's the business that it's -- that we've said it in other calls, is we're in the midst of sort of divesting ourselves from it. So it's primarily our legacy business over in Germany and Austria. We sold a big chunk of that a year ago when we sold it off to the service piece which is a partnership with Intertrog (sp?). The residual service revenues are basically turbines that have rolled off of warranty and we're now doing service billings for them. As you can see it's not been profitable for us and we're, over time we're going, we're planning to sort of either let somebody else take care of those turbines or see what we can do about getting out of that service business over there just because it doesn't have the critical mass anymore and we don't feel that it's something that we'll be -- long term profitable for the company.

Jesse Herrick: Okay. Now, as far as cash concerns go, I did see that you guys have sort of pushed out your -- pushed out your time to having any sort of real issues to June from March previously. Just definitely like to see that. I was wondering if as far as the Czech order plays into that and the bank guarantees allowing you to do some project financing to free up some additional working capital. Has that factored into that downtime?

D.J. Carney:  Well, yes, I mean it is to some degree. It's sort of this -- I just reiterate the answer I just gave to I think it was Corey Tobin's question about, that we do have bank guarantees and bank agreements for the -- and letters of credit that we're working on for the $90 million Czech order that we're working on to figure out a way to get those payments in either early or accelerate them if we need to. But again, it's part of our, just part of our greater finance strategy.

Jesse Herrick: Okay. And I imagine you guys probably aren't in a position yet to give much more color on the orders out of Chile and Eastern Europe on the cable side of the business?

D.J. Carney:  No, we can't give any additional information on that right now.

Jesse Herrick: All right. Well I think that pretty much covers what I needed to touch on. Thanks, guys.

D.J. Carney:  Thank you, Jesse.

Benton Wilcoxon:  Thank you.

Operator: Thank you. Our next question is from the line of Mark Caruso with Millennium Partners. Please go ahead.

Mark Caruso: Hey, Benton, hey, D.J. How are you?

Benton Wilcoxon:  I'm very good.

D.J. Carney:  I'm well.

Mark Caruso: Just a few questions. One is looking through the Q under the section talking about the Czech order and further on the bank guarantee and letters of credit. It talks about you guys evaluating project finance. I just wanted to know if you could kind of give a little bit more color on that and if you're exploring the opportunity of maybe a credit facility in light of having to come to the market and do some sort of equity?

D.J. Carney:  Well, it's certainly something we're talking about internally. We have a pretty good chunk of money coming our way with the Czech order, which I think 36 million roughly of that is on the first bank guarantee and then the 54 is due at the end of March. So on the 36 we're supposed to get 45% of that by the end of June and that's just a -- all it has to do is time has to pass. So yes, there's certainly a way to set up some kind of a line with that. We're also potentially, we may be doing something on the cable side now that that's generating some profits and has some assets that we could potentially go and do something with. So again, that's all kind of part of the greater financing strategy but that plus customer deposits on these other orders we're looking and working hard to get are really central to the turbine parts financing strategy.

Mark Caruso: Got you. And then the Eastern European order. That's new country, new order, new customer and everything, right?

D.J. Carney:  Yes, it is.

Mark Caruso: Okay. And then one other question is since it sounds like you had some success with the Seawind and the order going up in I think it was Argentina. Any opportunity there since they've already had experience with the product to have other opportunities? Looking at their website there seems to be a lot of wind farms and opportunities around the globe for them. Is there a chance for them to come back?

Benton Wilcoxon:  Yes. We are definitely trying to have further discussions with them. As you know the same parties supported the 10 turbines in Chile and they're evaluating additional orders for more turbines there and a site is selected. And they're just completing their wind analysis now and we should hear from them fairly shortly. They also have some other sites in other parts around the world. I think they're waiting on high altitude just to determine a little more run time to see the effects of this, of a turbine at that altitude.

Mark Caruso: Got you. And then, Benton, you had said that hopefully I think it's around the 19th for the Sweetwater one to get commissioned.

Benton Wilcoxon:  Right.

Mark Caruso: Have you guys had conversations with the folks at the American Wind Association as far as how soon after that they can get in to start your testing or continue on the testing that was already begun at NRAL?

Benton Wilcoxon:  It's actually, there's nothing being done really by the American Wind Association. It's strictly, the turbine is getting a statement of compliance to design certification from our German DEWI OCC, the one who has done it for the Cuxhaven turbine. It's up for the -- for a year. So they're providing that and then we'll continue analyzing the turbine and providing data for that turbine, run hours and so on, to have outside independent engineers to confirm it. It will probably still be the DEWI team if I'm not mistaken. Yes, that's true. It's been confirmed here.

Mark Caruso: So DEWI is going to be the one giving you US certification for the 60 hertz out of Texas?

Benton Wilcoxon:  There actually is no US certification.

Mark Caruso: Okay.

Benton Wilcoxon:  It is basically there's the German certification then there's an international, an IEC certification and that's the one that we are in the process of obtaining, in our case it's usually you've obtained the German one first and then you add a few more reports and a few more hours and then you get the IEC certification. And that is the one that the bankers and insurers generally insist upon over here.

Marv Sepe:  For suitability too.

Benton Wilcoxon:  And for suitability, right.

Mark Caruso: So can -- how soon after that goes up, assuming the folks down in Texas have all the equipment ready on the 19th, how soon can testing begin for you to kind of move the ball forward with whether it's the insurance companies or potential customers to start seeing data for their whatever analysis they need to get done to be more comfortable?

Benton Wilcoxon:  It basically starts immediately and it just accumulates the numbers of hours of its operations at different speeds and you just keep plotting it out, providing it in data. It's filled out of reports over a period of time. So most of our customers are happy as long as we have the statement of compliance to design criteria. Which means it does exactly what we said it would do in the spec sheet. In other words, what they bought, and then they just want to see further -- more data as to how long it's run and to how it performed in each of the wind speeds where you're plotting actual versus theoretical or planned design. So it can be solved immediately and delivered immediately.

Mark Caruso: So it sounds like you're still on track? I think it was last call you said hopefully to have whatever sort of certifications that are necessary for I think it was like for July timeframe? Either late spring or early summer?

Marv Sepe:  We will have the design certifications expected by month end for the 60 hertz machine. Then we go into a period of just measured power curve measurements where we check the actual power measurement at the wind speed buckets (sp?) basically. A whole variety of wind speeds over a period of time, and that will go on for quite some time. We know already from our NRAL testing that the machine is -- certainly has a torque measurement of the power curve, has already been better than we expected. It's a theoretical power curve, and we expect the same kind o results when we actually turn it in the wind here in Sweetwater.

Mark Caruso: Got you. Great, thanks, guys.

Operator: Thank you.

Male Speaker:  Thank you.

Operator: Our next question is from the line of Jeff Diecidue with Unicom Capital Advisors. Please go ahead.

Jeff Diecidue: Yes, hi. I was wondering. Could you guys talk about the sustainability of the ACCC gross margin you had this quarter? 38% seemed above what I was previously expecting.

D.J. Carney:  Yes. The gross margins over the last quarters prior to the December quarter were hovering around 30%, and that's primarily because most of the product sold was sold to our Chinese distributor as ACCC stranded conductor. So it has the aluminum and we don't receive much, if any, margin on the aluminum. In the December quarter it was a combination of sort of the tail end of the ACCC conductor orders and revenues recognized for that distributor. And also ACCC core revenues which carry a much higher margin percentage for us because it does not have that aluminum. So it's a lower ASP per kilometer sold but it's a higher margin product for us.

Jeff Diecidue: And do you expect to maintain those margins?

D.J. Carney:  I actually expect to see improvement to the extent we have a higher percentage of ACCC core but I'm not giving guidance for that improvement obviously.

Jeff Diecidue: That's fair enough, okay. Could you also talk about your general cable relationship? I see that you've gone non -- you're expecting to go non-exclusive with them. What's the situation there and who else are you going to be using?

Marv Sepe: We notified General Cable at the end of 2007, which was when our original agreement was coming to an end, that we intended to extend the relationship with them. We extended it through the first quarter of 2008, first calendar quarter of 2008 while we negotiate or basically restructure the agreement to be a little more -- well, to be a little bit more flexible for us. Right now it was under a fully exclusive relationship. It actually limited the amount of conductor we could sell because they're doing quite well and as such their factory was sometimes full. We could not get it, so we will continue the relationship with them. We will make it non-exclusive. At times when we can't get in there we have to have the ability to conduct our business so we will use other sources. Now that we have multiple stranding sources around the world it is not out of the belief that we could bring in conductor from another part of the world should we have a shortage here in the US.

Jeff Diecidue: Okay. And on your inventory, what percentage of the 10 million that you spent in inventory accumulation this quarter went toward -- how do you break that out? Turbines versus ACCC.

D.J. Carney:  Nearly all of it's turbines.

Jeff Diecidue: Okay. Nearly all meaning what? 90%?

D.J. Carney:  I would say, in fact hold on a sec. I'll have an answer for that in about 30 seconds.

Jeff Diecidue: Okay, and while you're doing that now, and most of that -- most of the money that you've -- that you're using comes from customer advance payment. Is that correct?

D.J. Carney:  That's part of it. We've also obviously consumed some cash out of our corporate reserves, right.

Jeff Diecidue: Okay. So you're -- do you think now as you look out a little bit, as your backlog has improved. Are you anticipating that you're going to rely more on customer advance payments to fund your inventory?

D.J. Carney:  Yes. As we sort of discussed earlier in the call our -- obviously ideally it would be through customer deposits and customer down payments. To the extent that we just mentioned with our Czech order, we intend to use the future cash payments on the bank guarantees and the bank letters of credit to be able to tap into those as we need to order -- make sure we smooth out our cash flows.

Jeff Diecidue: Okay. What was the employee -- what's the headcount going into the end of the year?

D.J. Carney:  We're at about 145 right now.

Jeff Diecidue: 145? And what is that compared to the prior year?

D.J. Carney:  It's about -- it's roughly consistent.

Jeff Diecidue: And do you expect that to increase or decrease?

D.J. Carney:  It's probably going to increase as we need to, to sort of work on development efforts, primarily in the US.

Jeff Diecidue: That leads me to my next question. A couple things. First on the ACCC side in the US, how's that looking in obtaining some kind of utility deals? Anything, anything, anything in the pipeline, anything...

Marv Sepe:  As Benton read in the prepared portion of the call here --

Jeff Diecidue: I must have missed it. I'm sorry.

Marv Sepe:  Yes, we're already in discussions with utilities here for a large amount -- for larger projects in the US. The message is going to a higher level within the utilities here, within the companies in the US. We're no longer mired in at the low-level buyer levels trying to compete on a dollar-for-dollar basis with a commodity component. Our message has now been carried to a higher level and it is getting all the way to the utilities and the higher-ups at the utilities for a sufficiency message and it's been well received.

Jeff Diecidue: And, okay. So I guess that's --

D.J. Carney:  To answer your earlier question about the inventory, we actually saw a net decrease from September to December in the cable inventory, which would be as expected because we sold all of our ACCC conductor that was sort of in the queue to China. Now we're selling them core. So we're going to go to our -- what we, what we have previously said, which is as we switch from a conductor to a core model, our inventory turns increase because as -- it's a lower cost product for us.

Jeff Diecidue: Okay, very good. And have some of the US utilities begun sampling your ACCC yet?

Marv Sepe:  Well, you don't really sample the conductor. You put it into a small project and the projects are generally several miles. We've been selling all along in the US, and some of the utilities that we're talking to are -- have used ACCC in the past and have us slated for larger projects. So to answer your question it's not really a case of sending out small samples. This has to go up into a large installation obviously, generally multiple miles. And most of the people we're talking to either have used it in the past, have pilot projects underway, or will have pilot projects.

Jeff Diecidue: And so far those projects have worked out well? They've tested out okay for you, for the customer?

Male Speaker:  Yes.

Benton Wilcoxon:  Yes.

Jeff Diecidue: And on the wind side, how are we coming along, how are you coming along with US utilities? I understand that at least some of the domestic vendors or potential customers had certain deadlines. Is there anything you could, any further color you could provide on that?

Benton Wilcoxon:  Well, I think the major deadline is that the production tax credit expires at the end of 2008 unless congress deems to extend it, which apparently has been -- has failed twice now, in December once and just a week ago or so. And so undoubtedly it will extended but until then there are some projects that we'd like to be completed during this year, and for which there are not very many turbines available, if any. And those are the ones that we are targeting.

Jeff Diecidue: How does it look from you standpoint generally?

Benton Wilcoxon:  Well, it looks good because we have a large number of potential orders. What is still complex is the fact that those who require bank financing, which are usually not the big utility, but those who require bank financing have difficulty in doing it because a bank, as you know today, I don't think they've gotten any, should we say, less nervous about their credit risks. I think it's expanded in the last couple of months, or at least month and a half. But in the meantime they really don't take the time to look at is this a new turbine or not, and they just simply say, well, we have never heard of it before. Therefore it must be absolutely brand new and they wonder about our balance sheet in the event that there is a defect, a serial defect.

Jeff Diecidue: Okay, I guess that's fair enough. There was actually an interesting article in today's Wall Street Journal about the bias toward using wind turbines in the electric utility industry in the United States.

D.J. Carney:  Yes, we saw that as well.

Benton Wilcoxon:  In today's right.

Jeff Diecidue: I'm just wondering are you seeing increased interest? Is there any, is there anything motivating these guys to act more quickly right now other than I understand the tax credit issue. But is there anything else that could get them motivated to start booking some orders?

Benton Wilcoxon:  Typically, they are worried about it, especially the renewable credits that they're going to have to have, the energy situation in some states such as California, the state of Washington, and there's a few others. So they are concerned about it but they are not instantly concerned to do it in 2008 and they typically like to do large projects so they can plan and manage and typically in their region, their jurisdiction.

Jeff Diecidue: Are you getting any, are you getting any -- hearing any concern out of the utilities? Not to overly broaden the picture here, but just from a general political standpoint in the United States. If the democrats take full control, there's a supposition out there that there would be some major clean energy legislation implemented.

Benton Wilcoxon:  Right.

Jeff Diecidue: Do you see any concern or any anticipatory concern by the utilities in trying to maybe get ahead of that curve?

D.J. Carney:  Not really.

Jeff Diecidue: All right, I mean, it sounds -- I understand it's a broad question but I'm just wondering whether you're sensing anything around the edges?

Benton Wilcoxon:  No, I think everybody on both sides of the parties really realize they're going to have to pay more attention to the clean energy.

Jeff Diecidue: Okay, let me ask one final question. I don’t mean to monopolize. But on Brazil, was there a tax issue involved, a need for turbines for the end of -- by the end of 2008 for some tax reasons?

Marv Sepe:  There was a pro-empa (sp?) subsidy. There is a pro-empa subsidy for infrastructure development in the power industry in Brazil. It goes through the end of 2008 for projects planted by that time. But as all indications are now the pro-empa is going to be extended in Brazil.

Jeff Diecidue: So how does that benefit you?

Marv Sepe:  Well, it just puts more projects. Brazil has a very aggressive, very robust desire to put more wind in the ground. They have a lot of regions that are very capable of hosting wind farms. They would like to do that. So as long as they're giving government subsidies to them, that's -- it's always good for us.

Jeff Diecidue: Okay. All right. I appreciate your answers. Thanks for your time.

D.J. Carney:  Thank you.

Benton Wilcoxon:  Thank you.

Operator: Thank you. Our next question is from the line of Bill Gregozeski with Capstone Investments. Please go ahead.

Bill Gregozeski: Hey, guys. I just have two quick questions for you. You talked about the pricing for the latest Czech order. Is it reasonable to think then the price on a normal turbine would be around the 2.7, 2.8 million then with that including the tower?

D.J. Carney:  It's obviously, we're not really saying anything about any existing orders that we expect to get it because we're not giving guidance to that. But that's -- it's certainly in the range of what other customers, other companies, I mean, have sold. If you look back just using GE as an example. They sold some turbines back in -- a sizeable amount of turbines in November or 2.7 million a piece. But we just -- the point there is that the prices have increased from a year ago and we're expecting and we're starting to see prices moving north even further. And it's all partly because of what the previous caller said about renewable energy and we, you know, and also push towards clean energy.

Bill Gregozeski: Okay. And then you had mentioned about wind farms. Can you kind of talk about what you're looking at there? Would it be like an equity ownership or would you just somehow get involved to supply all the turbines for the farm?

Benton Wilcoxon:  Well, what we're looking at is perhaps teaming up with someone who is interested in financing wind farms. By teaming up with them we would have a one-stop shop for both the capital and the turbines. And we could make our own arrangements with that particular investor as to the events of potential serial defect and those risk factors and hopefully this investor would be a little more, should we say, able to analyze in depth and understand the very minimal risk which exists because they are sub-warranted by the major component manufacturers. And really we're only talking about the key, new component. The rest of it is very well proven and has many, many hours on it.

Bill Gregozeski: Is that something you're actively pursuing? Because it kind of sounds like you're saying it might be a quicker path to larger orders in the US?

Benton Wilcoxon:  We are definitely taking a look at that right now and we're in some discussions with some people about it. And if they're ready to go, as soon as they are, we would be interested unless we have sold out all the production in the meantime.

Bill Gregozeski: All right. All right, thanks, guys.

D.J. Carney:  Thanks, Bill.

Benton Wilcoxon:  Thank you.

Operator: Thank you. Our next question is from the line of Jeff Osher with JMP Asset Management. Please go ahead.

Jeff Osher: Yes, hey, guys. Question on the warranty reserve. I think Jesse or another caller was asking you about the service margins earlier and you said that it was a one-time Germany issue this quarter or at least I had concluded. Can you kind of -- it looks like just skimming your queue here you guys took another 2.6 million reserve in December. You recognized or used 2.2 million of the reserve so you replenished it and then some. What, can you maybe just extrapolate what's happening there? Because that's -- you've now used 9.2 through September, another two too, so you've used $11.4 million. Can you just extrapolate what that is? And I have a follow-up.

D.J. Carney:  You're kind of -- you're throwing a lot of numbers at me right now. So let me -- I've got some people looking at those right now so why don't you ask your other question and we'll come back to you with an answer.

Jeff Osher: Well, we can take them one by one. Just what exactly was the $11.4 million used between September and December?

D.J. Carney:  I don't see 11.4 million.

Jeff Osher: Well, you used 9.2 million according to your K in September of the warranty reserve.

D.J. Carney:  That would be for last year.

Jeff Osher: Right, okay. So then you used another 2.2 million in December of the warranty reserve and then replenished 2.6 million. Is that a contra -- is that contra revenue or does that go on (inaudible).

D.J. Carney:  There's -- it goes against -- the utilization would go against -- as we provide warranty services, those would go, the release of those reserves would go against expense.

Jeff Osher: Okay.

D.J. Carney:  Understand that these reserves, a lot of them are related to availability penalties. And again, as I spoke to earlier, we had a couple of D8s that had some issues over in Germany and we made the strategic decision for the quarter to put the parts we needed into the two D8s that went to the Czech Republic. So it allowed us to get a $90 million Czech order. So I'm sitting here looking at additional reserves reported of 2.6 million. Obviously 1 million of that would be related to that strategic decision. And so net off the reserves utilized and we've recovered, we've recovered some of that. We also, again, we're impacted with -- on the euro with that to the tune of about $0.5 million because we're booking our warranty reserves in euros and then we -- obviously the euro has certainly appreciated, until just recently it's coming back a little obviously. But we're certainly exposed there and the -- it's, again, it goes to the comment I made that these are related to our legacy turbines. They're for turbines that are coming and rolling off of warranty, a large amount of them by the end of calendar 2008 if not early 2009. And so we're rapidly doing what we can to sort of take that business and move it off and getting it off our balance sheet.

Jeff Osher: I appreciate it. I have one follow-up. I guess, well, I guess you answered the previous caller, though, you said that it was, the legacy products in Germany were, that this was a -- that this last quarter was the last quarter we were going to see any issue with regard to servicing. Is that just spent through '08 - '09?

D.J. Carney:  Again, I actually believe I said I'd have to check with my German group to find out exactly when those turbines have been put back into service. Because I don't know that information off the top of my head and I don't think anyone -- I don't think we have a clear picture on exactly -- for a turbine by turbine basis when those are back in. It's something that's a priority for our management group over in Germany to get that issue resolved. And I believe it has but I don't know for sure if it has.

Jeff Osher: Okay. How'd you get the $500,000 euro hit? I'm just trying to understand where that came from that you just quoted.

D.J. Carney:  I just happened to look at a schedule that my controller showed me and it has to do with the amount of warranty reserve at 9/30/07 in euros, and then compared it with where we are today. It's just the appreciation of the euro against the dollar. I think we've all seen it's gone up quite a bit.

Jeff Osher: Okay, I have one follow-up.

D.J. Carney:  You're kind of getting into some, some...

Jeff Osher: No, I'm just trying to reconcile some of the obviously shareholders. I think everyone is frustrated with some of the inconsistency so I'm just trying to pin you guys down on some of these. Let me ask you one other question if it's okay. What's the conversion time? You have 25 million of raw materials. What's the conversion time to take those raw materials at a Westinghouse and convert that to finished turbines?

Marv Sepe:  The time to build a turbine is in the matter of weeks. The issue is do you have all $25 million of material poised and on the line at the same time. A manufacturing line that runs that we built this one has material that feeds into line as necessary. And some of this is purchased ahead because of delivery schedules and trying to keep your supply chain robust. So there is no single answer as to how fast you turn $25 million into real turbines. It depends on the mix of parts, the location of parts, and how fast things are coming off the line. So it takes only a matter of weeks to build a turbine at this point and that turn time is actually coming down as we run more material through the line.

Jeff Osher: Great. Last question and I'll get back in the queue. With regard to your liability in the FKI litigation, what's kind of the timeline and what's the ultimate cash liability as we think about your balance sheet?

D.J. Carney:  I've been asked by my attorneys since we're still in settlement negotiations with them to not comment on them at this time.

Jeff Osher: Is that in the Q though, the actual cash liability according to the courts?

D.J. Carney:  It's been disclosed. My auditors have reviewed it and they concur with my accruals and my disclosure.

Jeff Osher: Okay. Thank you.

Operator: Ladies and gentlemen, that is all the time we have for questions today. I'd like to turn it back to management for any closing remarks.

Benton Wilcoxon:  Thank you for listening to our earnings call today. We look forward to some good announcements in the near future that we hope will inspire all of us and show you that we are executing on our plan. Thank you.

Operator: Thank you. Ladies and gentlemen, this does conclude our conference for today. We thank you for your participation. You may now disconnect.